FOR RELEASE AT 3:00 PM EST

Stockgroup Reports 84% Revenue Increase
Achieves two year milestone with launch of new Stockhouse.com

(NEW YORK) Nov 14, 2007 – Stockgroup Information Systems Inc. (OTCBB: SWEB, TSX-V: SWB) today announced financial results for the third quarter ended September 30, 2007. A conference call and webcast will be held today at 4:05 PM EST to discuss the results. All results are reported in US Dollars under accounting principles generally accepted in the United States of America (US GAAP).

Stockgroup revenues for the third quarter of 2007 were $3.5 million, an increase of 84 percent year-over-year. The Company posted a loss of $2.3 million, primarily due to costs associated with the development of Stockhouse and the financial industry’s first reputation system for citizen journalism as well as integration costs of the previously announced acquisition.

Q3’07 Financial Highlights Compared to Q3’06

  Increased revenues by 84% to $3.5 million
  Licensing and subscription revenues increased 177% to $2.6 million
  Advertising Revenues decreased 9% to 862 thousand
  Deferred Revenue increased 54% to $1.6 million
(in thousands)	3 Months Ended September 30, 2007	3 Months Ended September 30, 2006	9 Months Ended September 30, 2007	9 Months Ended September 30, 2006
Revenues	$3,483	$1,889	$10,286	$5,475
Loss Before Interest, Taxes, Depreciation and Amortization (EBITDA)[1]	$(1,993)	$(199)	$(3,307)	$(755)
Net Loss	$(2,266)	$(246)	$(4,034)	$(880)
Cash and cash equivalents	$4,126	$2,449	$4,126	$2,449

1.

Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization is a non-GAAP measure that does not have a standardized meaning and may not be comparable to similar measures disclosed by other issuers. This measure does not have a comparable US GAAP measure. EBITDA is calculated as Income (Loss) from operations less depreciation, amortization, and interest income and tax provision

“Our Q3 beta launch of the new Stockhouse.com is an achievement of a significant milestone in the Company’s history,” stated Marcus New, Stockgroup’s chief executive officer. “The new Stockhouse represents over two years of strategic planning and development. Our new Reputation analytics system works to solve the quality and relevancy problem associated with user generated content. For the first time, the reputations of individuals who contribute content can be identified and ranked for the benefit of the community.”

New continues, “There are very significant financial challenges facing traditional media organizations due to the high cost of editors and journalists and the desire for more content on the financial markets by individual market participants. We believe we are at the leading edge of being able to serve citizen journalist contributors and filter the highest quality content to create a new community news feed on the stock market. With our October 2nd launch of the new beta site, we have added reputation analytics, collaborative tools, citizen journalism and social networking features for investors, further positioning Stockgroup as a leader in online financial media.”

Stockgroup’s progress towards 2007 stated objectives:

1.	Continue to invest in product development and launch the next generation of Stockhouse, to transform it into the leading Web 2.0 financial portal in North America.

Stockgroup completed its major development goals for Stockhouse during the third quarter and launched the beta version of the site on October 2nd. The new Stockhouse combines powerful reputation analytics to enable Stockhouse users to effectively search millions of user generated content items – filtered for quality and reputation of contributor – to help gain market advantage.

2.	Increase revenue by more than 100 percent over 2006 results.

Third quarter revenues for Stockgroup were up 84% on a year-over year basis and 88% on a nine month basis.

3.

Extend Stockgroup’s existing backend infrastructure to create a more scalable and secure platform. This will enable the Company to gain a greater market share among intermediaries and individual investors.

In the third quarter, Stockgroup continued to make substantial progress in changing its back-end architecture to a Microsoft® .net platform, but due to the late launch of Stockhouse, this goal will not be fully achieved by year-end. We expect completion of this goal during our first quarter ending March 2008.

4.	Continue to evaluate strategic acquisitions.

Stockgroup continues to evaluate the financial media landscape for companies with content, technology or traffic which would extend and accelerate its strategy.

Other Highlights in Q3

  Stockhouse averaged over 840,000 monthly unique users and 67 million page views per month for the third quarter, which traditionally has been the least active quarter due to seasonality.

  Stockhouse continues its leadership position for user engagement. During the third quarter Stockhouse users average nearly 95 minutes per visitor per month.

  Joe McWilliams joined as VP Monetization. Mr. McWilliams was formerly VP Advertising Sales for Highbeam and VP Global Advertising Sales for Hoovers before it was sold to Dun & Bradstreet. Mr. McWilliams brings a proven track record of building online advertising sales teams and monetizing traffic for online media companies.

  The Company also wishes to announce the retirement of Les Landes as Chairman of the Company. The Company thanks Mr. Landes for his nine years of hard work, dedication and support. Mr. David Caddey has replaced Mr. Landes as Chairman of the Board.

Conference Call and Web cast

To participate in the conference call scheduled for 4:05pm EST today, please call 1-866-400-3310 five to ten minutes prior to the start time. To listen to the live web cast, please go to www.stockgroup.com

The earnings call will be recorded and accessible on our website for a period of one month. Participants intending to access the web cast should have Windows Media® Player installed prior to connecting to the call.

About Stockgroup Information Systems Inc.

Stockgroup is a leading financial media Company focused on user-generated content and collaborative technologies. The Stockgroup™ platform for web-based portfolio management and financial content is licensed to top North American brokerage firms and media companies. This platform is also extended through Stockhouse.com, a leading online financial portal owned and operated by Stockgroup. Stockhouse is home to BullBoardsTM message board – Canada’s largest community of active investors. Recognized for its engaged audience, Stockhouse.com provides a sought-after demographic for advertisers.

Legal notice regarding Trademarks

“Stockgroup”, “Stockhouse” and “BullBoards” are either registered trademarks or trademarks of Stockgroup Information Systems Inc. and/or its affiliated companies in Canada, the United States and/or other countries.

“Microsoft”, “Windows” and “Windows Media” are either registered trademarks or trademarks of Microsoft Corporation in the United States and/or other countries.

Other names may be trademarks of their respective owners.

Legal notice regarding Forward Looking Statements
This release contains "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Forward looking statements in this document include, but are not limited to, statements that: (i) Stockgroup’s new “Reputation analytics” system works to solve the quality and relevancy problem associated with user generated content; (ii) the reputation of individuals who contribute content can be identified and ranked for the benefit of the community; (iii) Stockgroup believes it is at the leading edge of being able to serve citizen journalist contributors and filter the highest quality content to create a new community news feed on the stock market; (iv) the addition of reputation analytics, collaborative tools, citizen journalism and social networking features for investors to the Stockhouse website will further position Stockgroup as a leader in online financial media; (v) one of Stockgroup’s objectives is to continue to invest in product development and launch the next generation of Stockhouse.com to transform it into the leading Web 2.0 financial portal in North America; (vi) powerful reputation analytics will enable Stockhouse.com users to effectively search millions of user generated content items, filtered for quality and reputation of contributor, to help gain market advantage; (vii) one of Stockgroup’s objectives is to increase revenue by more than 100 percent over 2006 results; (viii) one of Stockgroup’s objectives is to extend Stockgroup’s existing backend infrastructure to create a more scalable and secure platform that will enable the Company to gain a greater market share among intermediaries and individual investors; (ix) Stockgroup expects to complete changing its back-end architecture to a Microsoft® .net platform during Stockgroup’s first quarter ending March 2008, and (x) one of Stockgroup’s objectives is to continue to evaluate strategic acquisitions, particularly financial media companies with content, technology or traffic which would extend and accelerate Stockgroup’s strategy. Factors which could delay or prevent these forward looking statements from being achieved include that our product offerings may present greater technical challenges than anticipated, causing delays or preventing features we intend to offer; that competitors may offer better or cheaper alternatives to our products; we may lose key employees; we may not have sufficient capital to fund our plans; and that the market for our products may not grow. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date of this press release. In addition, this release should be read in conjunction with the Company's current periodic reports which are on file with the SEC and available at the SEC website at www.sec.gov. Stockgroup undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. All forward looking statements are qualified in their entirety by this cautionary statement.

The TSX Venture Exchange and the OTCBB have not reviewed and do not accept responsibility for the adequacy or accuracy of this press release.

To find out more about Stockgroup (OTCBB: SWEB, TSX-V: SWB), visit our website at www.stockgroup.com, or contact:

Steve Gear
Director of Capital Markets
Stockgroup Information Systems Inc.
Ph: 604.288.2861 | 1.800.650.1211
ir@stockgroup.com

Stockgroup Information Systems Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in Thousands of U.S. Dollars, except number of common shares in thousands)
(Unaudited)

	September 30,	December 31,
	2007	2006 (1)
ASSETS
Current Assets:
Cash and cash equivalents	$4,126	$2,013
Accounts receivable (net of allowances for doubtful
accounts of $439; December 31, 2006 - $98)	1,732	814
Prepaid and other current assets	757	186
TOTAL CURRENT ASSETS	6,615	3,013

Property and equipment, net	765	447
Goodwill	394	–
Intangible assets, net	1,547	–
TOTAL ASSETS	$9,321	$3,460

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$1,775	$426
Accrued liabilities	2,625	473
Accrued compensation	395	176
Deferred revenues	1,626	810
Capital lease obligations	208	130
TOTAL CURRENT LIABILITIES	6,629	2,015

Long-term payable	32	–
Long-term capital lease obligations	109	97
Long-term deferred revenues	18	65
TOTAL LIABILITIES	6,788	2,177

Commitments and contingencies

Shareholders’ Equity:
Common stock, no par value; authorized 75,000; issued and
outstanding of 40,821 at September 30, 2007 and 35,350
at December 31, 2006	18,864	13,793
Additional paid-in capital	3,607	3,394
Accumulated deficit	(19,938)	(15,904)
TOTAL SHAREHOLDERS’ EQUITY	2,533	1,283
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$9,321	$3,460

(1) The balance sheet at December 31, 2006 has been derived from the audited consolidated financial statements at that date.

Stockgroup Information Systems Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in Thousands of U.S. Dollars, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
REVENUES
Licensing and Subscriptions	$2,621	$946	$7,409	$2,788
Advertising	862	943	2,877	2,687
	$3,483	$1,889	$10,286	$5,475

OPERATING COSTS AND EXPENSES
Cost of revenues (exclusive of
amortization)	1,728	517	4,588	1,633
Sales and marketing	1,186	737	3,544	2,405
Research and development	846	170	1,518	510
General and administrative	1,842	721	4,286	1,837
Amortization of intangible assets	177	–	447	–
TOTAL OPERATING COSTS AND
EXPENSES	5,779	2,145	14,383	6,385

Loss from operations	(2,296)	(256)	(4,097)	(910)

Interest and other income, net	32	10	66	30

Net loss before income taxes	(2,264)	(246)	(4,031)	(880)
Provision for income taxes	2	–	3	–

Net loss and comprehensive loss	$(2,266)	$(246)	$(4,034)	$(880)

Net loss per common share:
Basic and diluted	$(0.06)	$(0.01)	$(0.10)	$(0.03)

Common shares used in computing
basic and diluted net loss per share
(in thousands)	40,794	33,619	38,726	33,511

Stockgroup Information Systems Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in Thousands of U.S. Dollars)
(Unaudited)

	Nine Months Ended
	September 30,
	2007	2006
Operating activities:
Net loss	$(4,034)	$(880)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization of property and equipment	343	155
Amortization of intangible assets	447	–
Stock-based compensation	137	102
Changes in operating assets and liabilities:
Accounts receivable	138	44
Allowance for doubtful accounts	153	2
Prepaid and other assets	(250)	(17)
Accounts payable	612	307
Accrued liabilities	620	67
Accrued compensation	197	37
Deferred revenues	253	389
CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(1,384)	206

Investing activities:
Purchases of property and equipment	(271)	(116)
Acquisition of Mobile Finance Division	(225)	–
Acquisition of Semotus assets	(216)	–
CASH USED IN INVESTING ACTIVITIES	(712)	(116)

Financing activities:
Proceeds on exercise of stock options	161	45
Repurchase of common stock	–	(27)
Proceeds on private placement, net of costs	4,146	343
Repayment of capital lease obligations	(98)	(59)
CASH PROVIDED BY IN FINANCING ACTIVITIES	4,209	302

Net increase in cash and cash equivalents	2,113	392
Cash and cash equivalents, beginning of period	2,013	2,057
Cash and cash equivalents, end of period	$4,126	$2,449

Supplemental Cash Flow Information:
Interest paid	$18	$16
Taxes paid	2	14
Assets acquired through capital lease transactions	186	192
Value of warrants issued in connection with private placement	–	93
Value of shares issued for acquisition of Mobile Finance Division	840	–